Exhibit 11.1

SINOPEC BEIJING YANHUA PETROCHEMICAL

COMPANY LIMITED

CODE OF ETHICS FOR

SENIOR OFFICERS

This code of ethics (“Code”) has been adopted by the Board of Directors (“Board”) of Sinopec Beijing Yanhua Petrochemical Company Limited (the “Company”).

1.	Purpose

This Code is a document of principles to be used as a guideline for the code of ethics of the senior officers of the Company.

The purpose of this Code is to embody such standards as are reasonably necessary to deter wrongdoing and promote honest and ethical conduct and compliance by senior officers of the Company with applicable Chinese laws and regulations, US Securities laws and regulations, and other rules, as well as proper disclosure of financial information in the Company’s periodic reports. This Code is intended to supplement the other policies of the Company.

2.	Applicability

This Code applies to the Chairman, General Manager, Deputy General Manager, Chief Financial Officer, Departmental Managing Director and Deputy Managing Director of the Company (the “Senior Officers”).

3.	Honest and Ethical Conduct

The Senior Officers shall act honestly and ethically in all their business activities. Each Senior Officer shall comply with and promote compliance with the highest standards of ethical conduct.

4.	Fairness

Senior Officers are prohibited from obtaining any inappropriate commercial interest by any illegal or unethical means. Each Senior Officer shall fairly treat any client, supplier, competitor or employee of the Company, and shall not obtain any inappropriate interest acquired through his or her position at the Company through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

5.	Conflicts of Interest

A “conflict of interest” means a conflict or a potential conflict between an individual’s personal interest and the Company’s interest, or between an individual’s personal interest and his or her obligations, including, but not limited to the following:

(i)	any action taken or interest owned by a Senior Officer that may hinder him or her to perform his or her duties objectively and effectively; and

(ii)	any inappropriate personal interest obtained by a Senior Officer or his or her family as a result of his or her position at the Company.

Each Senior Officer shall avoid any activity that leads to a conflict of interest. Situations involving an actual or apparent conflict of interest between personal and professional relationships of the Senior Officers with the Company, or any doubt thereof, shall be handled in accordance with the Code.

6.	Disclosure

Each Senior Officer shall take all measures to provide or help to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the US Securities and Exchange Commission, other regulators, and in other public communications made by the Company.

7.	Confidentiality

Each Senior Officer shall take all reasonable measures to protect the confidentiality of non-public information obtained or created in the normal course of their activities that relates to the Company, their customers, or suppliers and prevent the unauthorized disclosure of such information unless such information is required by any applicable law or regulation or any legal or regulatory process.

8.	Protection of the Company’s Properties

The “Company’s properties” mean all the tangible and intangible assets that are legally owned by the Company or that the Company is entitled to.

Each Senior Officer shall protect the Company’s properties, have them utilized reasonably and effectively for the Company’s valid business purposes, and shall not damage or occupy them in any manner.

9.	Compliance with Laws and Rules

The Company requires each Senior Officer to act in accordance with all applicable laws, regulations and rules, government policies, as well as the Company’s Articles of Association and other current internal rules. Each Senior Officer also has his or her personal obligation to observe such laws, regulations and rules, government policies and internal rules of the Company.

10.	Reporting and Responsibility

Each Senior Officer is required to notify the Board promptly after he or she is aware of any existing or possible violation of this Code. Failure to do so is itself a violation against this Code.

Failure to observe the terms of this Code may result in disciplinary action, including termination of employment. Violations of this Code may also constitute violations of law and may result in civil and criminal penalties for the relative persons concerned and/or the Company.

11.	Waivers

Any request for a waiver of any provision of this Code must be in writing and addressed to the Board of the Company. Any waiver of this Code will be disclosed in accordance with the rules promulgated by the US Securities and Exchange Commission or any relevant stock exchange rules.

12.	Amendment and Interpretation

The Board shall be responsible for amendments to and interpretations of this Code.

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